UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

X-RITE, INCORPORATED

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

E-mail from Thomas J. Vacchiano, Chief Executive Officer, to the employees of X-Rite Incorporated:

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Dear Colleagues,

I am pleased to report that we have filed our preliminary proxy statement with the United States Securities and Exchange Commission on Wednesday, September 10, 2008, with regard to our recent recapitalization and lender announcement. Upon completion of the SEC’s review, we will distribute the definitive proxy statement to our shareholders for their approval of the recapitalization and related transactions. These steps are part of the ordinary course of action and are expected to lead to a successful close of the announced transaction in our fourth fiscal quarter.

The proxy statement itself describes the decision process and the rationale for the transaction being recommended to shareholders by the Board of Directors. As mentioned in past employee communications meetings and calls, X-Rite had a number of alternatives to consider. After careful analysis, the board chose a path that it believed best supported shareholder interests over the long term.

As part of the transaction being recommended by the board to shareholders, the proxy includes reference to a 2008 Omnibus Plan, which addresses in part, management and key employee retention and incentive plans. Given the large investments ($155 million) by both new and existing shareholders and their interests in maintaining leadership continuity, the board agreed that the existing 2006 Omnibus Plan would need to be replaced since there are not enough shares available for grant under the existing plan.

We are encouraged by the early feedback we have received from our large shareholders who have indicated general support for the proposed transaction. Our advisors, board and management are working diligently to bring about a successful closing. I will continue to keep you informed at key points in the process.

Thank you for continuing to focus on our customers and doing your job to the best of your ability. Your ongoing support and efforts for the company are very much appreciated.

Tom

X-Rite, Incorporated has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the preliminary proxy statement and the definitive proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders have access to free copies of the preliminary proxy statement (and will have access to the definitive proxy statement when available) and other documents filed by X-Rite, Incorporated with the SEC through the SEC’s Web site at www.sec.gov. In addition, the preliminary proxy statement and the definitive proxy statement and related materials (when available) may also be obtained free of charge from X-Rite, Incorporated by directing such requests to X-Rite, Incorporated, Attention: Dave Rawden, Interim Chief Financial Officer, 4300 44th Street S.E., Grand Rapids, Michigan 49512, Telephone: (616) 803-2888.

X-Rite, Incorporated and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of X-Rite, Incorporated in favor of the proposed transaction. Information concerning the participants in the proxy solicitation is set forth in the preliminary proxy statement and will be set forth in the definitive proxy statement when it is filed with the SEC.